UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 31, 2009
TIME WARNER CABLE INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33335	84-1496755

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
60 Columbus Circle, New York, New York 10023
(Address of principal executive offices)    (Zip Code)
Registrant’s telephone number, including area code: (212) 364-8200
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 31, 2009, Time Warner Cable Inc. (the “Company”) entered into a new employment agreement with each of Landel C. Hobbs, the Company’s Chief Operating Officer (the “Hobbs Agreement”), and Robert D. Marcus, the Company’s Senior Executive Vice President and Chief Financial Officer (the “Marcus Agreement, and together with the Hobbs Agreement, the “Agreements”).
     The Hobbs Agreement is effective as of January 1, 2010 and expires on January 31, 2011 (the expiration date of his previous agreement with the Company), unless earlier terminated pursuant to its terms (the “Hobbs Term Date”), and provides for: (a) a minimum annual base salary of $1,000,000 beginning January 1, 2010 (“Base Salary”); (b) an annual discretionary cash bonus with a target amount of $2,100,000 (the “Target Bonus”) (determined pursuant to the Company’s bonus plans); and (c) annual long-term incentive compensation with a target value of $3,650,000.
     The Marcus Agreement is effective as of January 1, 2010 and expires on December 31, 2012, unless earlier terminated pursuant to its terms (the “Marcus Term Date”), and provides for: (a) a minimum Base Salary of $900,000 beginning January 1, 2010; (b) an annual Target Bonus of $1,500,000 (determined pursuant to the Company’s bonus plans); and (c) annual long-term incentive compensation with a target value of $3,100,000. The Company’s previous agreement with Mr. Marcus expired in August 2008, and continued on a month-to-month basis pursuant its terms.
     Termination for Cause. If either Mr. Hobbs’s or Mr. Marcus’s employment by the Company is terminated for cause, as defined in the Agreements, or as a result of his voluntary resignation prior to the respective Term Date, the Company will have no further obligation to such executive other than (a) to pay his Base Salary through the effective date of termination (the “termination date”); (b) in certain limited cases, to pay any bonus for any year that has been determined but not yet paid as of such termination date; and (c) with respect to any rights such executive may have pursuant to any indemnification, insurance, deferred compensation or other benefit and incentive plans or arrangements of the Company.
     Termination without Cause or Resignation for Good Reason. If either Mr. Hobbs’s or Mr. Marcus’s employment is terminated by the Company without cause or if either of them terminates his employment due to the Company’s material breach of its obligations under his respective Agreement, subject to such executive’s execution and delivery of a release of claims, such executive will be entitled to:
(a)	his Base Salary and a pro-rata portion of any bonus through the termination date, subject to the Company’s actual achievement of the performance criteria established for the year of termination, expressed as a percentage of the executive’s Target Bonus;

(b)	any accrued, but unpaid bonus for the year prior to the year of termination that has been determined but not paid as of the termination date;

(c)	his Base Salary and annual cash Target Bonus paid for twenty-four (24) months starting on the termination date (the “Severance Period”) at the compensation rates in effect immediately prior to the notice of termination; provided, however that this period shall be thirty-six (36) months if such termination occurs in connection with a change in control event (as described in the Agreements) (the “CIC Severance Period”); and

(d)	continued participation during the Severance Period or the CIC Severance Period, as applicable, in the Company’s health and welfare benefit plans or comparable arrangements (subject to certain limitations if such executive subsequently secures employment following his termination date).
In addition, all long-term incentive compensation awards granted by the Company to Messrs. Hobbs and Marcus will be treated as follows:
(a)	all awards granted during the term of the relevant Agreement will vest in full on the termination date and any vested stock options will be exercisable for the time periods set forth in the respective stock option award agreements; and

(b)	all awards granted prior to January 1, 2010 that would have vested during the Severance Period will continue to vest during the Severance Period, with pro rata vesting of any remaining awards, and any such awards that are stock options will vest upon the earliest of (i) their original vesting date, (ii) such executive’s commencement of other employment and (iii) the end of the Severance Period, and all vested stock options will remain exercisable for three years from such earliest date (but not beyond their original term).
     Disability. In the event that Mr. Hobbs or Mr. Marcus becomes disabled (as defined in the Agreements) during the term of the applicable Agreement, the Company will continue to pay such executive’s full compensation through the last day of the sixth consecutive month of disability or the date on which any shorter periods of disability will have equaled a total of six months in any twelve-month period (such last day or date, the “Disability Date”). If the executive has not resumed his usual duties on or prior to the Disability Date, the Company will terminate such executive’s employment effective as of the Disability Date and pay such executive a pro-rata bonus based on the Company’s actual achievement of the performance criteria established for the year in which the Disability Date occurs. Thereafter, the Company will pay such executive disability benefits for twenty-four (24) months after the Disability Date (the “Disability Period”) in an annual amount equal to 75% of such executive’s Base Salary and Target Bonus in effect on the Disability Date, as well as provide for continued participation in the Company’s benefit plans and programs in accordance with plan terms and applicable law. The disability payments will be reduced by the amount of any disability payments received by such executive from any insurance benefits maintained by the Company or provided by Social Security. Long-term incentive compensation awards will be treated in the same manner as they would be in the event of a termination without cause, except that the Disability Period replaces the Severance Period and awards granted prior to January 1, 2010 will vest fully at the end of the Disability Period.

     Death. In the event of Mr. Hobbs’s or Mr. Marcus’s death during the term of the Agreement, the respective executive’s estate (or a designated beneficiary) will be entitled to receive such executive’s Base Salary to the last day of the month in which his death occurs and bonus compensation (at the time bonuses are normally paid) for the year in which his death occurs based on the Company’s actual performance results for the relevant year, but prorated according to the number of whole or partial months that such executive was employed by the Company in such calendar year.
     Expiration of Term. If on the Hobbs Term Date or the Marcus Term Date, Mr. Hobbs’s or Mr. Marcus’s employment, respectively, has not previously terminated and the applicable executive is not disabled (as defined in the Agreements), the applicable Agreement will expire and the applicable executive’s employment will continue on an at-will basis. If the employment of Mr. Hobbs or Mr. Marcus is terminated without cause while he is serving as an at-will employee, subject to the execution and delivery of a release of claims, (a) his long-term incentive compensation awards outstanding on his Term Date will be given the same treatment described above under “Termination Without Cause or Resignation for Good Reason” and (b) he will be entitled to benefits under any executive level severance program that will provide a minimum severance benefit equal to his Base Salary and Target Bonus in effect at the time of the termination for twelve (12) months from the termination date for Mr. Marcus, and for Mr. Hobbs for (i) twenty-four (24) months if such termination occurs after the Hobbs Term Date through and including December 31, 2012 and (ii) twelve (12) months if such termination occurs on or after January 1, 2013.
     Excise Taxes/No Gross-Up. Under the terms of the Agreements, Messrs. Hobbs and Marcus each remains responsible for the payment of any excise taxes that may arise under Section 280G and related provisions of the Internal Revenue Code, as amended (“Section 280G”), in the event that any payments to him under his Agreement or any other arrangement with the Company in connection with a “change in control” of the Company (as provided for under Section 280G) would constitute “parachute payments” within the meaning of Section 280G (the “Parachute Payments”), and the Company has no “gross up” obligations. The Agreement provides, however, that Parachute Payments will either be paid in full or reduced to such lesser amounts that result in no portion of the Parachute Payments being subject to excise taxes under Section 280G, whichever would, after taking into account applicable taxes, result in the executive’s receipt, on an after-tax basis, of the greatest amount of benefits under the Agreement.
     Restrictive Covenants. The Agreements also include confidentiality terms, as well as non-solicitation, non-compete, and non-disparagement covenants. The non-compete terms generally prohibit Messrs. Hobbs and Marcus from rendering services to, or investing in, a “Competitive Entity” (as defined in the Agreements) for twenty-four (24) months after the executive’s termination of employment during the term of the agreement (twelve (12) months after a termination of his at-will employment).
     “Claw-Back” Provisions. Severance and other benefit payments under the Agreements cease if the executive accepts other employment with a Competitive Entity or breaches his other

Restrictive Covenant obligations. At the discretion of the Company’s Board or an authorized committee of the Board, the Company may recover, or “claw back,” compensation paid to either Mr. Hobbs and/or Mr. Marcus, and either of them may also forfeit certain equity- or cash-based awards and benefits, if his employment is terminated as a result of significantly objectionable conduct, including the intentional commission of a “cause” type event coupled with a significant adverse financial impact on the Company and/or if he breaches the non-compete covenant in his Agreement. If triggered, this repayment/forfeiture obligation applies to (a) all salary and bonuses paid to the executive during the period in which he engaged in the objectionable conduct; (b) all of the executive’s unexercised Company stock options and unsettled (both unvested and vested) equity- or cash-based awards; (c) all gain realized upon each exercise of options and the value received with respect to the settlement of other equity- or cash-based awards; and (d) the fair market value of equity awards that may have vested following the event giving rise to the termination, in the case of clauses (b), (c) and (d), to the extent the underlying equity awards were granted after the effective date of the Agreement and within one year of the triggering event. The executive’s repayment obligations are net of taxes. The exercise by the Company of the claw-back and repayment provisions of the Agreement is subject to the Company providing notice of its exercise within ninety (90) days of becoming aware of the objectionable conduct and in any event providing written notice within eighteen (18) months of its occurrence. In the case of a change of ownership or control of the Company within the meaning of Section 280G, no person acquiring ownership or control may assert any claims against either Mr. Hobbs or Mr. Marcus if at the time of such acquisition such person was aware of, or reasonably should have known of, the events or circumstances that would have provided a basis to terminate such executive’s employment.
     The Agreements also provide that if it is subsequently determined by the Board or a committee thereof that any financial performance criteria were materially incorrect, and any bonus, incentive or equity grant, payment or settlement made on the executive’s behalf was based in whole or part on such materially incorrect criteria, the Board or a designated committee thereof may request repayment from such executive of the amount of the bonus, incentive or equity compensation that would not have been paid had the financial performance criteria been correctly applied. Conversely, if there is an underpayment of such compensation under such circumstances, the executive(s) will be entitled to any additional amounts that would have been due based on the correct application of such financial performance criteria. The Company may exercise its remedies with respect to either executive’s claw-back and repayment obligations by offsetting any amounts owed to him, to the extent permitted by law.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER CABLE INC.
By:	/s/ Robert D. Marcus
	Name:	Robert D. Marcus
	Title:	Senior Executive Vice President and Chief Financial Officer

Date: January 7, 2010

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